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                                                                     EXHIBIT 5.1

                               RIORDAN & McKINZIE
                         A PROFESSIONAL LAW CORPORATION

                       695 TOWN CENTER DRIVE, SUITE 1500
                          COSTA MESA, CALIFORNIA 92626

                                  May 12, 1998

                                                                       9-098-025

IXC Communications, Inc.
1122 Capital of Texas Highway South
Austin, Texas 78746-6426

Ladies and Gentlemen:

     We have acted as counsel to IXC Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), relating to the offering from time to time by certain holders of (i) 3,105,000 depositary shares (the "Depositary Shares"), each representing 1/20 of a share of the Company's 6-3/4% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock"), (ii) 155,250 shares (the "Convertible Preferred Shares") of the Convertible Preferred Stock, (iii) 2,134,377 shares (the "Conversion Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock") which may be issued upon conversion of the Convertible Preferred Stock, (iv) up to 500,000 shares (the "Dividend Shares") of Common Stock issuable as payment of dividends on the Convertible Preferred Stock, and
(v) 68,469 shares (the "Acquisition Shares") of Common Stock issued to former stockholders of Telecom One, Inc. and Network Evolutions, Incorporated. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-3, including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

     In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that:

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IXC Communications, Inc.
May 12, 1998
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     1. The Convertible Preferred Shares (which are represented by the
Depositary Shares) and the Acquisition Shares are duly authorized, validly issued, fully paid and non-assessable. The Dividend Shares, when authorized by the Company's Board of Directors as payment of dividends with respect to the outstanding Convertible Preferred Stock in accordance with the Certificate of Designation in connection with the Convertible Preferred Stock (the "CPS Certificate of Designation") will be duly authorized, validly issued, fully paid and non-assessable.

     2. The Conversion Shares issuable upon conversion of the Convertible Preferred Shares pursuant to the CPS Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable, when so issued.

     We advise you that certain principals and employees of Riordan & McKinzie beneficially own capital stock of the Company and that Carl W. McKinzie, a principal of Riordan & McKinzie, is a director of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ RIORDAN & MCKINZIE